EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 8, 2014—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended March 31, 2014, of $27.7 million, or 80 cents per share, compared to $22.6 million, or 65 cents per share, for the same period in the prior year. Average shares outstanding and per share amounts for all periods presented reflect the three-for-two stock split declared on Dec. 20, 2013, effective in the form of a stock dividend distributed on Feb. 7, 2014.

The company benefited from higher gas retail sales volumes of 23% reflecting higher customer demand mostly due to colder weather during the three months ending March 31, 2014, compared to the same period in the prior year. January and February 2014 were two of the coldest months on record in the Madison area, with average temperatures of 11.5 degrees and 12.5 degrees, respectively. Normal average temperatures in January and February are 19.4 and 23.7 degrees, respectively.

Also contributing to earnings during the quarter was a 2.8% increase in electric retail sales, the benefit of allowance for funds used during construction for the environmental controls at the Columbia Energy Center, and savings from MGE's ongoing effort to manage costs.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 141,000 customers in Dane County, Wis., and purchases and distributes natural gas to 147,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended March 31,	2014	2013
Operating revenue	$210,245	$167,237
Operating income	$43,971	$37,628
Net income	$27,717	$22,584
Earnings per share (basic and diluted)	$0.80	$0.65
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact

Steve Kraus

Manager - Media Relations

skraus@mge.com | 608-252-7907